Exhibit 99.1

N E W S B U L L E T I N	RE:
FROM:		2810 Bunsen Avenue Ventura, CA 93003
Nasdaq: MEDC

FOR FURTHER INFORMATION:

AT THE COMPANY		FOR MEDIA
Larry Ellis Chief Financial Officer (805) 339-0375	David Dowsett Acting Chief Executive Officer (805) 339-0375 x103	Denise Portner Tierney Communications (215) 790-4395

FOR IMMEDIATE RELEASE
May 15, 2006
The Med-Design Corporation Announces First Quarter Results
Company to Discuss 2006 First Quarter Results on Conference Call at 4:30 p.m. EDT Monday, May 15, 2006
Ventura, CA (May 15, 2006) —The Med-Design Corporation (NASDAQ: MEDC), a leader in the design and development of safety needle products for medical use, announced financial results for the first quarter 2006.
Financial Results:
First Quarter Results
The net loss for the first quarter of 2006 was $418,906 or $0.02 per share, compared to a net loss of $1,771,973 or $0.11 per share for the corresponding period in 2005. Revenue for the first quarter of 2006 was $1,057,044, an increase of $380,480 as compared to $676,564 for the corresponding period in 2005. General and administrative and research and development expenses for the first quarter were $1,106,912, a decrease of $258,767 as compared to $1,365,679 for the corresponding period in 2005.
Med-Design adopted Statement of Financial Accounting Standards No. 123(R) (‘SFAS (R)”) at December 31, 2005. Stock based compensation expense recognized under SFAS 123 (R) for the three months ended March 31, 2006 was $85,483.

Med-Design had total cash, cash equivalents and available for sale securities as of March 31, 2006 of $9,240,609 as compared to $9,940,827 at December 31, 2005.
On November 22, 2005, Med-Design announced plans to merge with a subsidiary of Specialized Healthcare Products International, Inc. (SHPI). Under the merger agreement, stockholders of Med-Design will collectively receive equity of SHPI equal to approximately 33% of the outstanding shares of the combined company following the merger. A special meeting of stockholders to vote on the merger is scheduled for May 19, 2006, and, subject to the approval of the stockholders of each company and completion of customary closing conditions, the merger is expected to be completed promptly thereafter.
Company Outlook:
David Dowsett, Acting Chief Executive Officer of Med-Design, commented, “SHPI is another leading provider of safety products. Our improved results this quarter, marked by increased revenues of key products and further reductions in spending, combined with SHPI’s strong performance over the same time frame, support our belief that the merger of the two companies will result in a stronger, more competitive company capable of greater financial strength and growth potential than either company would have achieved separately.”
Conference Call Information
Med-Design will host a conference call that will be broadcast simultaneously on the Internet to present and discuss first quarter 2006 financial results at 4:30 p.m. EDT (1:30 p.m. PDT) on Monday, May 15, 2006. Individuals wishing to view the Webcast can access the event at www.med-design.com.
Toll-free telephone lines have been set up to listen to the presentation and participate in a question and answer session.
•	Call-in number: 800-901-5247

•	Password: 10586343
A recorded version of the presentation can be accessed one hour after the conclusion of the call until May 29, 2006.
•	Call-in number: 888-286-8010

•	Password: 29618230
Forward Looking Statements
This release contains forward looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the effects of the proposed merger with SHPI and the strength of the combined company following the merger. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward looking statements including factors discussed in our filings with the Securities and Exchange Commission.
For more information on The Med-Design Corporation please access the Web site at www.med-design.com.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March,
	2006	December 31,
	(Unaudited)	2005
ASSETS
Current assets:
Cash and cash equivalents	$701,756	$1,084,834
Available-for-sale securities	8,538,853	8,855,993
Trade receivables	807,757	812,101
Inventory	258,676	295,207
Prepaid expenses and other current assets	307,304	172,907

Total current assets	10,614,346	11,221,042
Property, plant, and equipment, net of accumulated depreciation of $1,282,968 and $1,268,712, respectively.	174,175	179,971
Patents, net of accumulated amortization of $1,315,243 and $1,260,391, respectively.	1,713,049	1,735,040
Investment in acquired license rights	5,654,840	5,754,048

Total assets	$18,156,411	$18,890,101

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term payable	$—	$250,000
Accounts payable	368,898	194,914
Accrued compensation and benefits	157,973	157,894
Accrued professional fees	14,125	125,000
Other accrued expenses	44,019	36,830

Total current liabilities	585,015	764,638
Long-term payable, less current maturities	—	232,284

Commitments and Contingencies (Note 4)	585,015	996,922

Stockholders’ equity
Preferred stock, $.01 par value, 4,700,000 shares authorized; No shares outstanding at March 31, 2006 and December 31, 2005	—	—
Common stock, $.01 par value, 30,000,000 shares authorized; 16,874,486 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	168,745	168,745
Additional paid-in capital	72,143,952	72,058,469
Accumulated deficit	(54,718,687)	(54,299,781)
Accumulated other comprehensive (loss) income	(22,615)	(34,254)

Total stockholders’ equity	17,571,395	17,893,179

Total liabilities and stockholders’ equity	$18,156,411	$18,890,101

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenue
Product sales	$726,569	$502,374
Licensing revenue	330,475	174,190

Total Revenue	1,057,044	676,564

Product costs	460,695	719,258
General and administrative	959,036	1,143,688
Research and development	147,876	221,991
Write-off of fixed assets		(464,398)

Total operating expenses	1,567,607	2,549,335

Loss from operations	(510,563)	(1,872,991)
Interest expense	(140)	(8,510)
Investment income	103,783	130,261
Realized gain (loss) on investments	(11,986)	(20,953)

Net loss	($418,906)	($1,771,973)

Basic and diluted loss per common share	$(0.02)	$(0.11)

Basic and diluted weighted average common shares outstanding	16,874,486	16,749,486